Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into effective as of the date provided below, by and between Concurrent Computer Corporation (the “Company”) and Derek Elder (“Employee”).

WHEREAS, the Company and the Employee previously entered into the Employment Agreement dated November 18, 2014, as amended October 15, 2015 (“Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Agreement to increase Mr. Elder’s annual bonus opportunity percentage from 65% to 70%.

NOW, THEREFORE, in consideration of the Employee’s continued employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 4.2 of the Agreement, Annual Bonus Opportunity, is hereby amended to read as follows:

“During the Term of employment hereunder, the Employee will be eligible for a bonus opportunity under the Company’s Annual Incentive Plan, in accordance with the provisions thereof as in effect from time to time. The Annual Incentive Plan currently provides an annual bonus opportunity in a target amount of seventy percent (70%) of the then current base salary with a maximum bonus of 150% of the target bonus. The targets and objectives for each year and other terms and conditions of the bonus opportunity shall be established in advance of each year by the Compensation Committee of the Board of Directors with the input of the Chief Executive Officer.”

2. Except as amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment this 1st day of September, 2016.

CONCURRENT COMPUTER CORPORATION

By: /s/ Charles Blackmon
Name: Charles Blackmon
Title: Director and Chairman of Compensation Committee

EXECUTIVE

/s/ Derek Elder
Derek Elder